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                                                                  EXHIBIT 2.13

                                 FIRST AMENDMENT TO
                            AGREEMENT AND PLAN OF MERGER



     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated as of the 19th day of December, 1997 and made and entered into by and among COMMUNITY FIRST BANKSHARES, INC., a Delaware corporation ("CFB"), COMMUNITY FIRST NATIONAL BANK, a de novo national banking association, ("Acquisition Subsidiary") and PIONEER BANK OF LONGMONT, a Colorado banking corporation ("Pioneer").

     WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated November 6, 1997 (the "Merger Agreement"); and

     WHEREAS, the parties desire to make certain changes to the Merger Agreement, as hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

     1. AMENDMENT OF SECTION 2.1(c)(ii) OF THE MERGER AGREEMENT. Section 2.1(c)(ii) of the Merger Agreement is amended and restated in its entirety as follows:

          (ii) If the CFB Trading Value is greater than $52.50 per share, then the Exchange Rate shall be reduced so that the product of the CFB Trading Value multiplied by the Exchange Rate shall be $36,750,000.

     2. AMENDMENT OF SECTION 7.1(c) OF THE MERGER AGREEMENT. Section 7.1(c) of the Merger Agreement is amended and restated in its entirety as follows:

          (c) by either CFB or Pioneer if the Merger shall not have been consummated on or before May 30, 1998, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or


     Except as hereinabove set forth, there are no other changes to the Merger Agreement, and the same is expressly ratified and confirmed.


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          IN WITNESS WHEREOF, CFB, Acquisition Subsidiary and Pioneer have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


                              COMMUNITY FIRST BANKSHARES, INC.



                              By: /s/ Mark A. Anderson
                                 ------------------------------------
                                    Name:  Mark A. Anderson
                                    Title: Executive Vice President




                              COMMUNITY FIRST NATIONAL BANK



                              By: /s/ Mark A. Anderson
                                 ------------------------------------
                                    Name:  Mark A. Anderson
                                    Title: Executive Vice President




                              PIONEER BANK OF LONGMONT



                              By: /s/ Daniel L. Allen
                                 ------------------------------------
                                    Name:  Daniel L. Allen
                                    Title: President and Chief Executive Officer


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